Exhibit 99.1

KERYX BIOPHARMACEUTICALS, INC. ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

Keryx to Host Conference Call Today at 8:00 am ET

NEW YORK, May 8, 2014 (GLOBE NEWSWIRE) — Keryx Biopharmaceuticals, Inc. (Nasdaq:KERX), a biopharmaceutical company focused on bringing innovative therapies to market for patients suffering from renal disease (the “Company”), today announced its financial results for the first quarter ended March 31, 2014. In the first quarter, Keryx raised approximately $107.6 million, net of underwriting discounts and offering expenses, through an underwritten public offering of common stock, ending the quarter with $155.1 million of cash, cash equivalents, short-term investments and interest receivable, and no debt.

“Over the past few months we have made significant strides in expanding our leadership team and building our commercial organization to support the launch of Zerenex™, pending potential approval,” said Ron Bentsur, Chief Executive Officer of Keryx. “This work, along with the progress made on regulatory filings and clinical development, bring us closer to potentially providing Zerenex to patients in the U.S. and Europe.”

Business Highlights

•	Keryx has made significant progress preparing for the potential launch of Zerenex™ (ferric citrate coordination complex) in the U.S. With key strategic staff in place, the Company has opened an office in Boston, which will serve as the home base for its expanding commercial infrastructure. Among a host of activities, the Company is developing a brand plan, conducting market research, and determining sales force sizing and territory alignment to support the launch of Zerenex late in the third quarter, pending FDA approval.

•	Important data related to Zerenex were presented in several posters and a late-breaking oral presentation at the National Kidney Foundation’s Spring Clinical Meeting in Las Vegas in late April. The data included several analyses of the potential pharmacoeconomic benefits of Zerenex use in dialysis-dependent chronic kidney disease (CKD), if approved by the FDA, as well as efficacy and safety data from a phase 2 trial of Zerenex in non-dialysis dependent CKD patients.

•	Outside of the U.S., progress was made on two important fronts:

•	The European Medicines Agency (EMA) validated the Company’s marketing authorization application (MAA), which seeks the approval of Zerenex as a treatment for hyperphosphatemia in patients with CKD, including both dialysis and non-dialysis dependent CKD. The review is ongoing and, if reviewed on a standard timeline, the Company would anticipate a determination by the EMA in mid-2015.

•	The Company’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical (JT/Torii), received manufacturing and marketing approval of ferric citrate in Japan for the improvement of hyperphosphatemia in patients with CKD, including both dialysis and non-dialysis dependent CKD. The Japanese launch is planned for May 12, 2014, where it will be marketed as Riona®. Keryx will receive royalties on net sales of Riona in Japan.

•	During the quarter, Keryx also made progress on the further clinical development of Zerenex. The Company has substantially finalized the trial design for a phase 3 study to evaluate Zerenex for the treatment of iron deficiency anemia in non-dialysis dependent CKD patients. Keryx plans to initiate the phase 3 trial in the third quarter of 2014.

First Quarter Ended March 31, 2014 Financial Results

At March 31, 2014, the Company had cash, cash equivalents, short-term investments and interest receivable of $155.1 million, as compared to $55.7 million at December 31, 2013. In January 2014, the Company completed an underwritten public offering of common stock, which provided proceeds to the Company of approximately $107.6 million, net of underwriting discounts and offering expenses of approximately $7.5 million. In February 2014, the Company received a $10.0 million milestone payment from its Japanese partner for Zerenex, JT/Torii, related to the manufacturing and marketing approval of ferric citrate in Japan in January 2014.

The net loss for the first quarter ended March 31, 2014 was $13.5 million, or $0.15 per share, compared to a net loss of $2.1 million, or $0.03 per share, for the comparable quarter in 2013, representing an increase in net loss of $11.4 million. In January 2014, the Company recorded license revenue of $10.0 million for the milestone payment received from its Japanese partner for Zerenex, JT & Torii, as discussed above. For the first quarter ended March 31, 2014, other research and development expenses increased by $9.3 million, as compared to the first quarter of 2013, related to the Company’s Zerenex program, including costs associated with the manufacturing of pre-launch inventory and capacity expansion and preparation and submission of its MAA to the EMA. The three months ended March 31, 2014, also includes a $2.0 million one-time milestone payment to the licensor of Zerenex, related to JT/Torii’s achievement of the Japanese marketing approval milestone in January 2014. Other general and administrative expenses during the first quarter of 2014 increased by $3.2 million, as compared to the first quarter of 2013, primarily related to pre-commercial activities related to Zerenex. The net loss for the first quarter ended March 31, 2014, included $2.6 million of non-cash compensation expense related to equity incentive grants.

Conference Call Information

Keryx will host an investor conference call today, Thursday, May 8, 2014, at 8:00am ET to discuss the Company’s first quarter 2014 financial results and provide a business outlook for the remainder of 2014.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data

(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended March 31,
	2014	2013
REVENUE:
License revenue	$10,000	$7,000

OPERATING EXPENSES:
Research and development:
Non-cash compensation	804	191
Other research and development	15,555	6,239

Total research and development	16,359	6,430

General and administrative:
Non-cash compensation	1,748	390
Other general and administrative	5,544	2,338

Total general and administrative	7,292	2,728

TOTAL OPERATING EXPENSES	23,651	9,158

OPERATING LOSS	(13,651)	(2,158)

OTHER INCOME:
Interest and other income, net	121	103

NET LOSS	$(13,530)	$(2,055)

NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share	$(0.15)	$(0.03)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	88,517,437	77,990,094

Balance Sheet Information:

	March 31, 2014	December 31, 2013*
	(unaudited)
Cash, cash equivalents, interest receivable, and short-term investment securities	$155,117	$55,696
Total assets	$160,325	$60,766
Accumulated deficit	$(452,870)	$(439,340)
Stockholders’ equity	$143,915	$45,400

*	Condensed from audited financial statements.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, headquartered in New York, is focused on bringing innovative therapies to market for patients suffering from renal disease. In the United States, ferric citrate coordination complex is currently under review by the Food and Drug Administration (FDA) for the treatment of hyperphosphatemia in dialysis-dependent chronic kidney disease (CKD) patients, where, pending approval, it will be marketed as Zerenex™ by Keryx. In January 2014, ferric citrate was approved for the treatment of patients with all stages of CKD in Japan, where it will be marketed as Riona® by Keryx’s Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co. Ltd.

About Zerenex™

Zerenex™ (ferric citrate coordination complex), is an oral, ferric iron-based phosphate binder. Keryx has completed a U.S.-based phase 3 clinical program for Zerenex for the treatment of hyperphosphatemia (elevated phosphate levels) in dialysis-dependent CKD patients, conducted pursuant to a Special Protocol Assessment (SPA) agreement with the FDA. The Company’s New Drug Application (NDA) is currently under review by the FDA with an assigned Prescription Drug User Fee Act (PDUFA) goal date of June 7, 2014. Keryx has filed a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA), seeking the approval of Zerenex as a treatment of hyperphosphatemia in patients with all stages of CKD and that application is currently under review.

Cautionary Statement

Some of the statements included in this press release, particularly those relating to the results of clinical trials, the potential clinical benefits to be derived from Zerenex, regulatory submissions and approvals, the potential commercial opportunity and competitive positioning, and any business prospects for Zerenex, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: acceptance of the NDA filing represents only a preliminary evaluation of the application and is not indicative of deficiencies that may be identified during the FDA’s review; a PDUFA goal date is subject to change and does not guarantee that the review of the NDA will be completed on a timely basis; the risk that the FDA, and/or EMA ultimately deny approval of the U.S. NDA, and/or MAA, respectively; the risk that SPAs are not a guarantee that the FDA will ultimately approve a product candidate following filing acceptance; whether the FDA and EMA will concur with our interpretation of our Phase 3 study results, supportive data, or the conduct of the studies; whether Riona® will be successfully launched and marketed by our Japanese partner, Japan Tobacco, Inc. and Torii Pharmaceutical Co., Ltd.; whether, Zerenex, if approved by the FDA and/or EMA, will be successfully launched and marketed; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:

Amy Sullivan, Vice President, Corporate Development and Public Affairs

Tel: 508.479.3480 – e-mail: amy.sullivan@keryx.com